Exhibit (c)(16)

– Confidential Draft – Project Gemini: Confidential Discussion Materials For The Special Committee April 15, 2022

– Confidential Draft – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini’s management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, wouldcreate an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Gemini. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Confidential Draft – Situation Overview To assist the Special Committee in a potential response to the Sands proposal regarding a reclassification, we have continued to evaluate selected data / benchmarks, including: 1 – Selected prior share reclassification situations • Nine prior reclassifications situations with a family / founder controlling shareholder(1) • Premiums range from 0%—57%, with a median of 22%; Board composition and ongoing family / founder involvement varies across situations 2 – Gemini’s corporate governance profile • Comparison of key governance policies vs. S&P 500 companies and review of key ISS concerns • Potential governance policy updates to evaluate in conjunction with a reclassification 3 – Market benchmarks and considerations • Market implied reclassification premium following the announcement of the proposal • Dividend considerations for Class B holders • Summary of selected Wall Street analyst and Gemini investor feedback Given the uniqueness of each potential reclassification situation, the Committee may factor several qualitative and quantitative factors into a potential response – 4 In addition to potential premium percentage / exchange ratio, response may include factors such as Board representation, ongoing roles, compensation & benefits and other governance items 2 (1) Reflects prior reclassification situations since 2001 for companies with greater than $500 million market capitalization.

1 Review of Selected Prior Reclassification Situations

– Confidential Draft –

Selected Prior Share Reclassification Situations

Company	Date Ann.	Equity Val. @ Ann.	Votes (H / L)	Total High Vote Economic (Pre / Post)	Total High Vote Voting (Pre / Post)	HV / LV Exchange Ratio	Consideration Mix (Cash / Stock)	Ann. Exchange Prem.(1)	Prem. % of Mkt Cap	First Offer	Situation	Commentary / Rationale
Family / Founder Controlling Shareholder												
National Research	09/17	$1.0	1 / 0.01	14% / 14%	94% / 14%	1.00x	36% / 64%	57%	8%	Co.	n.a.	High vote shares traded at ~57% premium; Offer in-line with trading; Low vote entitled to 1/6th dividend
Stewart Info	01/16	$0.8	1 / 1	4% / 4%	4% / 4%	1.00x	26% / 74%	35%	2%	Co.	Activist	Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass
Forest City	12/16	$5.5	10 / 1	7% / 9%	44% / 9%	1.31x	-- / 100%	31%	3%	Co.	Activist	Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives
Hubbell	08/15	$5.7	20 / 1	12% / 12%	74% / 12%	1.00x	22% / 78%	28%	3%	Co.	n.a.	Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee
Reader's Digest	04/02	$2.3	1 / --	12% / 15%	100% / 15%	1.22x	-- / 100%	22%	3%	S/H	n.a.	Family controller Trust desired diversification; Sent first proposal ~30% premium
Sotheby's(2)	09/05	$1.0	10 / 1	22% / 12%	62% / 12%	0.51x	58% / 42%	19%	13%	Co.	n.a.	Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50%
Robert Mondavi	08/04	$0.6	10 / 1	36% / 40%	85% / 40%	1.17x	-- / 100%	17%	7%	Co.	Merger	Deal maintained announced 1.165x ratio
Alberto-Culver	10/03	$3.6	1 / 0	55% / 55%	92% / 55%	1.00x	-- / 100%	--	--	n.a.	n.a.	Liquidity; Investor confusion; Governance
Aaron's Inc.	09/10	$1.4	1 / --	14% / 14%	100% / 14%	1.00x	-- / 100%	--	--	Co.	n.a.	Liquidity; Align vote/econ; Attract investors
Minimum				**4% / 4%**	**4% / 4%**	**0.51x**		**--**	**--**			
Median				**14% / 14%**	**85% / 14%**	**1.00x**		**22%**	**3%**			
Maximum				**55% / 55%**	**100% / 55%**	**1.31x**		**57%**	**13%**			
No Family / Founder Controlling Shareholder												
CTE	04/03	$0.9	15 / 1	9% / 9%	58% / 9%	1.09x	-- / 100%	9%	1%	n.a.	n.a.	Single holder, L3, has 50.2% of high vote and 29% of total vote
VMware	10/21	$67.8	10 / 1	73% / 73%	96% / 73%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
SAP	02/01	$48.8	1 / --	58% / 58%	100% / 58%	1.00x	-- / 100%	--	--	n.a.	n.a.	Transparent cap structure; Greater flexibility; Governance
Time Warner Cable	05/08	$30.5	10 / 1	8% / 8%	45% / 8%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
Conoco	07/01	$17.3	5 / 1	70% / 70%	92% / 70%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
Raytheon	02/01	$12.2	1 / 1 (3)	70% / 70%	70% / 70%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
GameStop	12/06	$4.2	10 / 1	39% / 39%	87% / 39%	1.00x	-- / 100%	--	--	n.a.	Spin	Simplify cap. structure; Liquidity; Governance
Waddell Reed	12/00	$3.0	5 / 1	48% / 48%	82% / 48%	1.00x	-- / 100%	--	--	n.a.	n.a.	n.a.
Chipotle	10/09	$2.6	10 / 1	52% / 52%	92% / 52%	1.00x	-- / 100%	--	--	n.a.	Spin	Eliminate discount; Liquidity; Attract investors
Agere Systems	12/04	$2.4	1 / 1 (3)	52% / 52%	52% / 52%	1.00x	-- / 100%	--	--	n.a.	Spin	Liquidity; Investor confusion; Governance
Eagle Materials	01/06	$2.3	1 / 1 (4)	48% / 48%	48% / 48%	1.00x	-- / 100%	--	--	n.a.	Spin	Simplify cap. structure; Liquidity; Investor confusion
Freeport-McMoran	02/02	$2.1	1 / 1 (3)	61% / 61%	61% / 61%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
SunPower	09/11	$1.1	8 / 1	42% / 42%	85% / 42%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
Curtiss	02/05	$1.1	1 / 1 (3)	41% / 41%	41% / 41%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
Gartner Inc.	02/05	$1.0	1 / 1 (3)	20% / 20%	20% / 20%	1.00x	-- / 100%	--	--	n.a.	Spin	Maintained vote/econ%; Lost director majority
FECI	02/03	$0.9	1 / 1 (3)	54% / 54%	54% / 54%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
Mueller Water	10/09	$0.7	8 / 1	74% / 74%	96% / 74%	1.00x	-- / 100%	--	--	n.a.	Spin	Liquidity; Investor confusion; Governance
Triarc Companies	04/08	$0.6	1 / 0.1	31% / 31%	82% / 31%	1.00x	-- / 100%	--	--	n.a.	Merger	Acquiror in competitive merger process
Minimum				**8% / 8%**	**20% / 8%**	**1.00x**		**--**	**--**			
Median				**50% / 50%**	**76% / 50%**	**1.00x**		**--**	**--**			
Maximum				**74% / 74%**	**100% / 74%**	**1.09x**		**9%**	**1%**			

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.
(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Only Taubman family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented less than 50% of aggregate votes. (3) Class B entitled to elect 80% of Directors. Same voting power as Class A on all other matters. (4) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

CENTERVIEW PARTNERS 3

– Confidential Draft –

I Review of Selected Prior Reclassification Situations

Selected Prior Share Reclassification Situations – Detail

Company	Date Ann.	Initial Premium	Final Premium	Negotiation Length	Voting O/S Pre / Post	Board Seats For High Vote Shares	Family Role At Company	"Other Rights"
National Research	Sep-17	57% (All Cash) *Shares traded at ~57% premium*	57% (Cash & Stock)	~3 Months	94.4% / 14.4%	• **Before:** Effective control (1 vs 1/100 votes) • **After:** Vote as single class	• **Before:** Founder was CEO and director • **After:** Kept both positions	• Expense / fee reimbursement • High vote received 6x dividend pre reclass
Stewart Info	Jan-16	NA	35% (Cash & Stock)	NA	4.4% / 4.4%	• **Before:** 4 of 9 directors were Class B; 2 family members • **After:** Vote as single class	• **Before:** 2 directors and CEO • **After:** Kept roles; 2 family directors removed following settlement with Starboard Value	• Execute registration rights • Expense / fee reimbursement
Forest City	Dec-16	20% (All Stock)	31% (All Stock)	~1 Month	43.8% / 9.2%	• **Before:** 9 of 13 directors were Class B • **After:** Vote as single class	• **Before:** 4 directors and 2 Management • **After:** 4 directors (for 3 years); 2 directors (following 2 years); 1 Management	• 4 Director nominees until 2019 • 2 nominees until 2021 if holding >75% of new shares
Hubbell	Aug-15	13% (Cash or Stock)	28% (Cash & Stock)	~2.5 Months	73.8% / 12.4%	• **Before:** None • **After:** None	• **Before:** None • **After:** None	• Standstill agreement • Expense / fee reimburse • $250mm repo following reclass
Reader's Digest	Apr-02	30% (Cash or Stock)	22% (Cash Repo + All Stock)	~1 Month(1)	100.0% / 14.7%	• **Before:** None • **After:** None	• **Before:** None • **After:** None	• Conversion to classified Board
Sotheby's	Sep-05	NA	19% For Family (Cash & Stock); 0% for Others (Stock)	NA	62.4% / 11.9%	• **Before:** 8 of 11 directors were Class B before; 1 family member • **After:** Voting as one class after	• **Before:** 1 family member as director • **After:** Kept seat but stepped down from executive and nominating committees	• Standstill agreement; family agreed to not sell shares for 2 years
Robert Mondavi	Aug-04	NA	17% (All Stock)	~1 Month	84.9% / 39.5%	• **Before:** 6 of 9 directors were Class B before; 3 family members • **After:** Voting as one class after; 2 family members	• **Before:** 3 family members on Board; 2 officer roles • **After:** 2 directors and 0 officer roles	NA
Alberto-Culver	Oct-03	NA	0% (All Stock)	NA	92.4% / 55.0%	• **Before:** None • **After:** None	• **Before:** 4 family members on Board; 2 officer roles • **After:** 3 Board seats; 2 officer roles	NA
Aaron's Inc.	Sep-10	NA	0% (All Stock)	~1 Month	100.0% / 14.4%	• **Before:** None • **After:** None	• **Before:** Founder was Chairman; son was CEO & director • **After:** Kept both positions	• Conversion to classified Board

Detail on following pages (Forest City, Hubbell)

Source: Company filings. Note: Sorted highest to lowest by final premium.
(1) ~1 month of negotiation until Original Agreement. Shareholder lawsuit followed shortly thereafter, and ~7 months from first negotiation date until Amended Agreement.

CENTERVIEW PARTNERS

4

1 Review of Selected Prior Reclassification Situations

– Confidential Draft –

Case Study: Hubbell Reclassification In 2015

Announcement	▪ August 24, 2015
Share Structure	▪ Class A (high vote): 20 votes per share ▪ Class B (low vote): 1 vote per share
Family Involvement	▪ Family shares held in trusts – ~49% of Class A shares outstanding representing 6% of economic share and 36% of voting share ▪ Limited involvement from family in Board and Management
Final Structure	▪ Reclassification into single share with one vote each ▪ $28 cash premium (~28% premium to Class B trading price), $4mm of reimbursement for Trustee expenses / fees and standstill agreement for two years
Background	▪ In June 2014, Bessemer Trust Company was appointed trustee of the family's trusts pursuant to settlement of litigation between the former trustee and beneficiaries of the trusts; Bessemer filed 13-D notifying the Company that the trusts may sell some of their shares ▪ In October 2015, Company hired Morgan Stanley to review potential alternatives including a reclassification of the Class A and Class B shares; two sides met in May of 2015 and Bessemer agreed it was advisable to discuss a potential reclassification of shares ▪ Centerview was hired to evaluate fairness with regard to consideration received by Class A shareholders
Summary of Negotiations	▪ **June 2015** – Company proposed either: A) $53.64 in cash and 0.643 shares of Class B; B) an all cash equivalent; C) an all stock equivalent; proposal was ~$125 / share of class A (13% premium to Class B trading price) ▪ **July 2015** – Trustee countered with Class A's to receive 35% cash premium to Class B trading price (~$145 / Class A share) and that Class B would vote as separate voting group ▪ **July 2015** – Company countered with 26% cash premium to Class B trading price (~$133 / Class A share) and a two-year standstill agreement ▪ **August 2015** – Trustee countered with 32% cash premium to Class B trading price (~$138 / Class A share), reimbursement of financial and legal expenses and a willingness to consider the standstill agreement ▪ **August 2015** – Company countered with $28 cash premium (~27% premium to Class B trading price) and $2mm of reimbursement for Trustee expenses / fees ▪ **August 2015** – Trustee countered with $28.50 cash premium (~27% premium to Class B trading price) and $4mm of reimbursement for Trustee expenses / fees ▪ **August 2015** – Company countered with $28 cash premium (~28% premium to Class B trading price) and $4mm of reimbursement for Trustee expenses / fees, and Trustee agreed
Stated Rationale for Reclassification	▪ Alignment of voting rights with economic ownership ▪ Elimination of negative control ▪ Improvement of liquidity, increased trading efficiencies, elimination of investor confusion / improved transparency and increased attractiveness to institutional buyers ▪ Alignment with good governance standards ▪ Increased strategic flexibility

Source: Company filings.

CENTERVIEW PARTNERS 5

1 Review of Selected Prior Reclassification Situations

– Confidential Draft –

Case Study: Forest City Reclassification In 2016

Announcement	▪ December 5, 2016
Share Structure	▪ Class A (low vote): 1 vote per share ▪ Class B (high vote): 10 votes per share
Family Involvement	▪ Ratner family held 10% economic share and 42% of the voting share; Class B shareholders entitled to elect 75% of Board ▪ Multiple family members were involved on the Board or management
Final Structure	▪ Each Class B share exchanged for **1.31 Class A shares** ▪ Family given **4 director nominees** until 2019; **2 director nominees until 2021**, contingent on family control >75% of post-reclass Class A; Family member to become **non-executive Chairman until 2019**
Background	▪ Board periodically reviewed the Company's capital structure and solicited the input of its stockholders on the dual-class structure ▪ After retaining advisors, representatives for the Special Committee and Family met and determined the two parties were too far apart on exchange ratios to continue dialogue, but would keep an open door for future communication ▪ A press release was issued within a week of deciding negotiations were too far apart ▪ A couple weeks later, the Special Committee proposed a non-binding proposal to the Family and negotiations began, detailed below
Summary of Negotiations	▪ **11/8/16** – Special Committee proposed to Family each Class B share exchanged for **1.2 Class A shares** – 2 Family designated director nominees (term expiring 2019); 2 Family designated director nominees (term expiring 2020) ▪ **11/28/16** – Family countered with each Class B share exchanged for **1.4 Class A shares** – 2 Family designated director nominees (term expiring 2019); 2 Family designated director nominees (term expiring 2020) ▪ **11/28/16** – Special Committee countered shortly with each Class B share exchanged for **1.28 Class A shares** – **No director designation rights** ▪ **11/29/16** – Family countered with each Class B share exchanged for **1.34 Class A shares** – 4 Family designated director nominees (term expiring 2019); 2 Family designated director nominees as long as Family remained top 5 shareholder; Family member (James Ratner) to be non-executive Chairman until 2019 ▪ **11/29/16** – Special Committee countered with (and was accepted) **each Class B share exchanged for 1.31 Class A shares** – 4 director nominees until 2019; 2 director nominees until 2021, contingent on family holding >75% of post-reclass Class A shares; Family member (James Ratner) to be non-executive Chairman until 2019
Stated Rationale for Reclassification	▪ Alignment of voting rights and economic ownership ▪ Realignment of Family's voting power and economic interests ▪ Family's Board designation rights ▪ Special Committee process & recommendation ▪ Improvement of liquidity and increased trading efficiencies ▪ Increased attractiveness to institutional investors ▪ Improved governance ▪ Approval of both classes obtained ▪ Elimination of investor confusion ▪ Increased strategic flexibility ▪ Opinion of fairness from Lazard

Source: Company filings.

CENTERVIEW PARTNERS 6

2 Corporate Governance Considerations

– Confidential Draft –

Gemini Governance Profile Vs. S&P 500

- Gemini's dual-class structure is an outlier relative to other S&P 500 companies (~8% have unequal voting share classes)
  - Majority of other corporate governance provisions generally in-line with the S&P500, except for a few, including majority vote standard to elect directors, action by written consent, no ability for shareholders to call special meetings and proxy access

Board Details

	Y/N	S&P[1]
Classified Board	✗	13%
Directors removed only for cause	✗	25%
Supermajority vote to remove directors	✗	14%
Board fills all vacant seats	✓	80%
Lead Independent Director	✓	57%
Separate Chair / CEO positions	✓	57%
Average director age	60	63
Majority vote standard to elect	✗	90%
Average director tenure	12	9

Voting Details

	Y/N	S&P[1]
Cumulative voting	✗	3%
Unanimous written consent	✗	27%
Supermajority for mergers	✗	18%
Supermajority to amend all charter provisions	✗	36%
Supermajority to amend all bylaw provisions	✗	23%
Advance notice for proposals / nominations	✓	99%
Action by written consent	✓	32%
Shareholders can call special meetings	✗	67%
Proxy access	✗	83%

Other Provision Details

	Y/N	S&P[1]
Blank check preferred stock	✓	95%
Board can amend bylaws without S/H approval	✓	99%
Fair price provision	✗	11%
Poison pill in force	✗	1%
Ownership limit	✗	11%
Exclusive forum	✓	50%
Unequal voting share classes	✓	8%

Policy In-Line With S&P 500

Policy Not In-Line With S&P 500

Source: Company filings and FactSet.
(1) Represents percentage of S&P 500 companies with provision.

CENTERVIEW PARTNERS 7

– Confidential Draft –

2 **Corporate Governance Considerations**

ISS Perspectives On Gemini Governance / Areas Of Concern

- ISS publishes an annual corporate governance "quick score" which provides a relative ranking of Gemini's governance provisions vs. the other S&P 500 companies
  - Gemini's score of 10 out of 10 represents the highest risk relative to other companies in the index, with dual-class / unequal voting share structure a large driver of score

Governance **10**

Lower Risk — Higher Risk

Board Structure	10
Compensation	2
Shareholder Rights	10
Audit and Risk Oversight	9

ISS Key Areas of Focus

- ✗ Dual-class structure / unequal voting rights given concentration of shareholder control
- ✗ Concerns around James Locke III's independence as a Director and roles on Board Committees given senior role at Nixon Peabody, which also serves as the Company's outside counsel
- ✗ Company does not have anti-pledging policy in place
  - Pledged positions may be forced to sell Company stock, which can negatively impact the Company's stock price / control dynamics
  - Sands family has pledged more than $450mm of Class A shares and more than $2.5bn of Class B shares (~2% of Class A shares and ~50% of Class B shares)

Source: ISS.

CENTERVIEW PARTNERS

8

2 Corporate Governance Considerations – Confidential Draft – Potential Governance Provisions To Consider In Conjunction With A Reclass In addition to the removal of unequal voting share classes, Gemini may seek to change selected provisions to bring more in-line with other S&P 500 companies or to address key ISS concerns Current Gemini Provision Rationale For A Change Observation Equal voting rights between all shareholders Fixed by the Unequal voting structure simplifies governance structure and creates parity proposed Reclass between shareholders—“one share, one vote” No majority vote standard to elect directorsï,§ Director resigns if they don’t receive required 90% of S&P 500 majority of votes has policy in place Increases flexibility for shareholders to propose 67% of S&P 500 Shareholders not able to call special meetings changes to policy allows Allows large shareholders / group of shareholders 83% of S&P has No proxy access to nominate director candidates for inclusion in policy in place proxy materials ï,§ Risk introduced by potential for collateral calls and forced sales ISS flags as a key No anti-pledging provisions concern Increased oversight into share ownership In addition to governance provisions that would require a shareholder vote, Gemini may consider a rotation of committee roles / lead director and ongoing board refreshment 9 Source: FactSet and ISS.

3 Market Benchmarks And Considerations

– Confidential Draft –

Observations On Market Implied Exchange Ratio / Premium

Based on Gemini stock trading dynamics post-announcement of the reclassification proposal on April 4, it appears that investors may be expecting a premium to be paid to Class B holders of between ~14% - 21%

Implied Exchange – 1-Day Reaction

Class A Price Prior to Announce	$233.71
Class A Closing Price Post-Announce	229.71
% Gemini Change	*(1.7%)*
Class A Diluted Shares (mm)[1]	169.2
Class A Mkt Cap Prior to Announce	$39,534
Class A Mkt Cap Post-Announce	38,858
Class A Decline in Mkt Cap	***(677)***
Current Class B Shares (mm)	23.2
Implied Class B Premium / Share	**$29.15**
Class A Price Prior to Announce	233.71
Implied Class B Price Incl. Prem	**$262.86**
Implied Exchange Ratio	**1.14x**

Implied Exchange – 1-Day Reaction vs. Peers

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		228.71
% Gemini Change	Adj. Performance[2] (2.1%)	*(1.7%)*
% Peer Change		*0.4%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,689
Class A Decline in Mkt Cap		***(845)***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$36.42**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem		**$270.13**
Implied Exchange Ratio		**1.18x**

Implied Exchange – 1-Day Reaction vs. S&P

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		227.82
% Gemini Change	Adj. Performance[3] (2.5%)	*(1.7%)*
% S&P 500 Change		*0.8%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,538
Class A Decline in Mkt Cap		***(997)***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$42.94**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem		**$276.65**
Implied Exchange Ratio		**1.21x**

Source: Company filings and FactSet.
Note: U.S. Dollars in millions, except per share amounts.
(1) Class A common shares plus Class I shares plus dilution.
(2) Represents difference between Gemini 1-day reaction of (1.7%) and peer performance of +0.4%. Peers include selected large cap beer, wine and spirits companies.
(3) Represents difference between Gemini 1-day reaction of (1.7%) and S&P performance of +0.8%.

CENTERVIEW PARTNERS 10

3 Market Benchmarks And Considerations – Confidential Draft – Review Of Class A And Class B Trading Following Announcement Generally difficult to draw conclusions from Class A and B current trading dynamics post-announcement on April 4, given market volatility, earnings results on April 7 and very low liquidity / trading volumes of Class B shares Trading Performance And Implied Premium Since Announcement $300 1.25x Class B 1.19x 1.19x $281.25 1.20x $280 1.15x 1.13x 1.13x 1.13x 1.13x 1.15x $260 1.11x Class A 1.10x $240 $233.71 Class A $248.63 1.05x $220 1.00x 1.00x $200 0.95x 4/1/22 4/4/22 4/5/22 4/6/22 4/7/22 4/8/22 4/11/22 4/12/22 4/13/22 Initial 35% Proposal Implied Class A Dilution / Premium to Class B (1) ($bn) $1.7 $0.0 $0.9 $0.9 $0.6 $0.7 $0.5 65% $0.6 $0.7 Prior Class B S/H Ownership 15.6% 12.1% 14.0% 14.1% 13.4% 13.7% 13.2% 13% 13% 13% Class B Daily Trading Volume (# of shares) 1,424 1,761 1,305 220 736 452 704 134 1,017 Class A Price Class B Price Implied Exchange Ratio Source: Company filings and FactSet. 11 Note: Assumes an all-stock exchange / reclassification. (1) Calculated as incremental shares issued to current Class B S/H * pro forma share price.

3 Market Benchmarks And Considerations

– Confidential Draft –

Increased Dividend Potential Source Of Incremental Value

A reclassification may result in Class B shareholders / the Sands family receiving a higher dividend

Class B Dividend Received @ No Reclassification Premium

Annual Class B Dividend(1)	$2.88
Class B Shares	23.2
Class B Dividend Received	**$67**
Annual Class A Dividend(2)	$3.20
Class B Shares @ 0% Premium	23.2
Implied Class B Div. Post Reclass	**$74**
Incremental Annual Dividend	**$7**

Class B Dividend Received @ 35% Reclassification Premium

Annual Class B Dividend(1)	$2.88
Class B Shares	23.2
Class B Dividend Received	**$67**
Annual Class A Dividend(2)	$3.20
Class B Shares @ 0% Premium	23.2
Implied Class B Div. Post Reclass	**$74**
Annual Class A Dividend(2)	$3.20
Add'l B Shares @ 35% Premium	8.1
Additional Dividend to Class B	**$26**
Incremental Annual Dividend	**$33**

Commentary

- Class A shareholders are entitled to cash dividends at least 10% greater than the Class B and Class I shares when cash dividends are declared on Class B and I shares
- Class B shareholders may receive a cash dividend, although not entitled to
- A 35% premium may increase the total dividend received by Class B shareholders by $33mm
  - $7mm from higher DPS, in-line with current Class A
  - $26mm from incremental Class A shares received

Source: Company filings and FactSet.
Note: Dollars in millions, except per share amounts.
(1) Represents annualized Class B dividend of $0.72.
(2) Represents annualized Class A dividend of $0.80.

CENTERVIEW PARTNERS 12

3 Market Benchmarks And Considerations – Confidential Draft – Summary Of Analyst / Investor Reaction To Announcement A review of commentary from 9 analysts indicates all see rationale for a reclassification, but some stated concerns around premium; investors feedback summarized and provided also stated concerns regarding the proposed premium Analyst Key Rationale Key Concerns ï,§ Better corporate governanceï,§ No material concerns stated ï,§ More control with public shareholdersï,§ No material concerns statedï,§ More shareholder-friendly approach to capital allocation More ï,§ Improves governance; shifts control from family to S/Hï,§ No material concerns stated Favorableï,§ Alleviates capital allocation concernsï,§ Reinforces confidence in CEO Bill Newlandsï,§ No material concerns stated ï,§ Removes key overhang; more comfort in capital allocationï,§ No material concerns statedï,§ Attract additional investor interest ï,§ Alleviates capital allocation concerns / drag on stockï,§ Shareholder willingness to pay 35% premiumï,§ More shareholder control; potential valuation upliftï,§ Share dilutionï,§ Shareholders gain more controlï,§ Valid debate around “cost” Some ï,§ More comfort in capital allocation; improved governance Concernsï,§ Improved corporate governance; enhances strategic flexibilityï,§ Shareholder willingness to pay 35% premiumï,§ Improved capital allocation; removal of overhangï,§ Better corporate governance; enhances strategic flexibilityï,§ Shareholder willingness to pay 35% premiumï,§ Improved capital allocation; removal of overhang Investor Key Concerns Steve Zyman, ï,§ 35% premium extracts too much value; may be difficult to partner with [Sands] in future Capital Worldï,§ Sands already benefit without premium; maybe a 5-10% premium makes sense for voting control Mike Nicholas, ï,§ Shouldn’t be paying 3-4% of Company’s value to get rid of super voting Significant Harris Associates Concerns Ben Shuleva, ï,§ Shouldn’t have to pay so much to get good governance Fidelityï,§ Sands family will benefit even without premium Tom Coleman, ï,§ Sands brothers should leave Board and family should have only one vote Kensicoï,§ Refresh members of Board 13 Source: Gemini and Wall Street research.

3 Market Benchmarks And Considerations – Confidential Draft – Analysis Of Various Exchange Premiums Class A Share Dilution At Various Exchange Premiums Exchange Premium – 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Exchange Ratio 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 1.35x New Shares Issued to B 23.2 24.4 25.5 26.7 27.9 29.0 30.2 31.3 Existing Class A Shares(1) 169.2 169.2 169.2 169.2 169.2 169.2 169.2 169.2 PF Diluted Shares Outstanding 192.4 193.5 194.7 195.8 197.0 198.2 199.3 200.5 Implied Market Cap ($bn)(2) $47.8 $47.8 $47.8 $47.8 $47.8 $47.8 $47.8 $47.8 Prior Class A—Market Cap ($bn) 42.1 41.8 41.6 41.3 41.1 40.8 40.6 40.4 Prior Class B—Market Cap ($bn) 5.8 6.0 6.3 6.5 6.8 7.0 7.2 7.5 Implied PF Share Price $248.63 $247.14 $245.67 $244.21 $242.77 $241.35 $239.95 $238.56 Dilution to Existing Class A S/H — (0.6%) (1.2%) (1.8%) (2.4%) (2.9%) (3.5%) (4.1%) Implied Market Cap Reduction to Class A(3 — ($252) ($501) ($748) ($991) ($1,231) ($1,469) ($1,704) / Premium Paid to Class B Day 1 post-announce Class A decline of (1.7%) Initial proposal Source: Company filings and FactSet. Note: U.S. Dollars in billions, except per share amounts. Share counts in millions. (1) Includes Class 1 shares and diluted shares from options, RSUs and PSUs. Assumes Class 1 shares convert at no premium to new Class A shares. (2) Implied share prices assume equity value does not change after reclassification. Equity value calculated using Class B shares and price, and all 14 other shares (e.g. Class A, Class 1 and shares from dilution) with Class A price. (3) Represents Class A market cap in each scenario less the market cap in the 1.00x exchange ratio scenario.

4 Response Considerations

– Confidential Draft –

Preliminary & subject to refinement

Estimated Selected Sands Family Additional Value Considerations

	Sands Family "Haves"	Sands Family "Entitled To's"	Sands Family "Asks"
Class B Dividends	**~$66mm** *(Based on ownership of 22.8mm Class B shares)*	**~$73mm** *(Assumes 10% increase in dividends from conversion of 22.8mm Class B shares to Class A shares; Sands can convert at any time)*	**~$98mm** *(Includes dividends on additional shares from 1.35x exchange ratio and incremental 10% dividend on converted B shares)*
Compensation & Benefits	**~$19mm** *(Average annual compensation of ~$9mm and ~$8mm over last 3 years for Rob and Richard Sands, respectively; ~$1.5mm annual corporate aircraft usage)*	**$0mm** *(Employment agreements separate from Class B Holdings)*	**?**
Retirement Benefits	**~$57mm** *(Based on 3x base salary + bonus and 3 years of corporate aircraft usage)*	**$0mm** *(Employment agreements separate from Class B Holdings)*	**?**

Source: Company filings.

CENTERVIEW PARTNERS 15

4 Response Considerations – Confidential Draft – Illustrative Spectrum Of Potential Responses Spectrum of Potential Responses To Sands Proposal (Verbal Or Written) Seek to clarify position on Respond on level of premium Decline Proposal other key items ahead of and make proposal on response on premium other key items Sands proposal requires compliance with MFW standard which should be reiterated in any response Appropriate premium to be paid, if any, to be informed by precedents, as well as other factors, including: Board Consideration Compensation & Dividend Other governance Ongoing roles representation mix benefits considerations changes Response to be informed by both quantitative and qualitative factors 16

4 Response Considerations – Confidential Draft – For Discussion Purposes Illustrative Range Of Potential Outcomes Less Accommodative Reclassification Premium 0% 15% 30%+ Right To Nominate Directors # of Directors 02 1 # of Years 132 Maintain Sands Family Ongoing Roles None Reduced roles existing roles Sands Compensation & Reduced annual Status quo Benefits compensation and benefits Change In Lead Independent Significant No Director / changes changes Key Committee Roles Commitment to Majority Vote Standard Yes No adopt Other Potential Negotiating Levers Premium Calculation of Committee Special Meeting Consideration Proxy Access Premium Leadership Rights Mix 17

Appendix

– Confidential Draft – Summary Of Gemini Share Classes Class A Class B Class 1 164.3mm 23.2mm 2.2mm Shares (Sands hold 7.1mm shares / 4.3% of (Sands hold 22.8mm shares / 98.2% (Sands hold 2.2mm shares / 98.3% Outstanding (1) Class A outstanding shares) of Class B outstanding shares) of Class 1 outstanding shares ) Voting Rights 110    Economic / (2) 86.6% / 41.5% 12.2% / 58.5% 1.2% /    Voting    Entitled to elect 25% of the    Each share of Class B is    Options represent majority of Board of Directors, voting as a convertible into one fully paid Class 1 shares separate class share of Class A at any time    Convertible into Class A by holder common shares on a 1:1 basis – Holders of Class A and at any time the option holder Class B, voting as one class,    May receive cash dividends chooses, provided the holder are entitled to elect the Context immediately sells the Class A remaining Directors shares Entitled to cash dividends equal    May receive cash dividends to at least 10% greater than the Class B and Class 1 shares when cash dividends declared on Class B and Class I Source: Company filings. (1) Excludes significant proportion of Class 1 shares held in exercisable stock options. 19 (2) Calculated with basic shares outstanding as of December 31, 2021. Economic interests calculated as number of shares per class divided by total basic shares outstanding in Class A, Class B and Class 1 combined.